Addendum to Management Agreement between
Lord Abbett Global Fund, Inc.
and Lord, Abbett & Co. LLC
Dated: October 28, 2013

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Global Fund, Inc., on behalf of its Lord Abbett Emerging Markets Corporate Debt Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated August 29, 1988 (the “Agreement”), shall be as follows:

0.70% on the first $2 billion of average daily net assets;
0.65% on the next $3 billion of average daily net assets; and
0.60% on the Fund’s average daily net assets over $5 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

LORD ABBETT GLOBAL FUND, INC.

BY:	/s/ Thomas R. Phillips
Thomas R. Phillips Vice President & Assistant Secretary

LORD, ABBETT & CO. LLC

BY:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan Member and General Counsel